The business combination described in this document involves securities of Japanese companies. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuers are located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. Ryoyo Electro Corporation and Ryosan Company, Limited assume no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

Extraordinary General Meeting of Shareholders

Reference Documents for Extraordinary General Meeting—
Supplementary Volume

Proposal 1      Approval of the Share Transfer Plan with Ryosan Company, Limited.

1.      Content of Financial Statements, etc. for the Most Recent Business Year (ended March 2023) for The Ryosan Company, Limited.

(“5. Matters relating to Ryosan” on p.38 of the Convocation Notice)

* The above matters are not stated in the document to be delivered to shareholders who have requested delivery of the document in accordance with laws and regulations and Article 16 of the Articles of Incorporation. In addition, at this Extraordinary General Meeting of Shareholders, regardless of whether or not a request for the delivery of a written document is made, a written document containing the items to be provided in electronic measures that excluded above matters will be sent to all shareholders in a uniform manner.

Ryoyo Electro Corporation

Securities code : 8068

Business Report

(From April 1, 2022 to March 31, 2023)

I Matters Concerning the Current Status of the Corporate Group

1 Business Progress and Results

General Outline

During the current consolidated fiscal year (from April 1, 2022 to March 31, 2023), although the impact of the COVID-19 pandemic eased, the prolonged conflict between Russia and Ukraine caused resources and energy prices to rise, the zero-COVID policy in China spurred supply chain disruptions, and monetary tightening policies were implemented in response to high inflation mainly in the U.S., Europe, and other developed economies, resulting in a further slowdown in the global economy.

Although the Japanese economy continued to recover, especially in consumer spending, a downturn in overseas economies, supply constraints, and the rapid depreciation of the yen required close monitoring.

The electronics industry in which Ryosan Company, Limited (the “Company”) operates experienced both strong and weak performance, with stable demand for industrial equipment and declining demand for PCs. In addition, production activities were affected by supply constraints of semiconductors and electronic components, which has increased uncertainty about the future.

In such macro environment, the net sales for the current consolidated fiscal year were 325,657 million yen (up 19.4% YoY) due to the effects of the measures under the 11th Medium-Term Business Plan, including the harvesting of prior investment products and the growth in existing businesses, as well as the effect of yen depreciation. Operating income was 15,423 million yen (up 74.1% YoY) as a result of increased income, the effect of yen depreciation, and the containment of SG&A expenses through more efficient SG&A management. Ordinary income was 13,361 million yen (up 65.3% YoY) despite foreign exchange losses arising from revaluation of foreign-currency-denominated liabilities. Profit attributable to owners of parent amounted to 9,224 million yen (up 72.1% YoY).

Business Segment Overview

In the Device Business, net sales were 285,580 million yen (up 18.6% YoY) and operating income was 13,881 million yen (up 83.1% YoY), mainly due to sales growth in consumer products and industrial equipment products.

In the Solution Business, net sales were 40,076 million yen (up 26.0% YoY) and operating income was 2,129 million yen (up 49.8% YoY) due to large-scale projects for the telecommunications sector and an increase in sales of products for the social infrastructures sector.

2 Capital Expenditure

The capital expenditure during the current consolidated fiscal year totaled 347 million yen. Its major portion was the acquisition of building facilities, development equipment, and office supplies of the Company. The necessary funds were allocated from the Company’s own funds.

3 Issues to be Addressed

(i) Business environment and efforts under the Medium-Term Business Plan

Since our establishment, the Company has been aiming for the fusion of human and technological progress as an electronics system coordinator based on the belief that “a corporation is a public institution.”

In the electronics industry in which the Company operates, digitalization has accelerated across all industries with the COVID-19 pandemic as the turning point. Within such digitalization, demand for semiconductors and electronic components is expected to grow in the medium to long-term as a foundation supporting key technologies in the digital society such as 5G, AI, IoT, automated driving, robotics, and DX.

On the other hand, in the current fiscal year, the slowdown of the global economy is expected to continue due to increasing geopolitical risks and monetary tightening policies in various countries. There is a possibility that market reversal becomes a reality in the electronics industry, and uncertainty about the future has increased.

Under these circumstances, the 11th Medium-Term Business Plan (period from FY ended March 31, 2022 to FY ending March 31, 2024) (the “Plan”), which aims to materialize the long-term vision “RS Innovation 2030,” is entering its final year. The Plan is designed to shift the management stance from a rigid “defensive” mode for improving profitability to an “offensive” (active) mode focused on transforming the business. The Plan includes: “Portfolio diversification” by thorough review of business opportunities for acquired commercial rights and reforms of sales channels; “Strengthening of local business in China and Hong Kong” through cooperation with local partners; “Harvesting of prior investment products and making new investment”; “Investments to transform the Company’s line of business” such as entry into new businesses including manufacturing businesses based on customer needs; “Raising the efficiency of existing businesses” through the use of various digital technologies; and “Reinforcing the foundations” such as overhauling management information and bolstering education systems, risk management, and governance frameworks. The management targets set forth in the Plan for FY ending March 31, 2024 (net sales: 263,000 million yen, gross profit: 21,300 million yen, operating income: 6,900 million yen, and ROE: 5%) are expected to be achieved during the entire period of the Plan.

(ii) Management Integration with Ryoyo Electro Corporation

Since the acquisition of the Company’s shares by Ryoyo Electro Corporation (“Ryoyo Electro”) in February 2023 and March 2023, the Company and Ryoyo Electro (collectively, the “Companies”) have worked to vitalize exchanges between them, holding discussions aimed at realizing a wide range of alliances and business synergies. As a result, the Companies entered into a Memorandum of Understanding on May 15, 2023, after deciding that in order to improve profitability and operational efficiency to the maximum extent, it is necessary to aim for the integration of the Companies’ management under the spirit of equality, rather than making separate efforts.

The Companies will strive to further enhance their corporate values as a new core group of domestic electronics trading companies, maximizing the use of management resources, such as good customer relations and excellent products and solutions that each of the Companies has built up over the years, within a new framework.

In addition, in light of the fact that there is only a limited overlap between the products handled by the Companies and between the Companies’ customers, the Companies will not only establish a solid management base and improve productivity and management efficiency through expansion of scale, but also promote cross-sales of their respective products and build business models that lead to the creation of new value. The Companies will aim to realize a new vision for electronics trading companies that create solutions and lead to solving problems and concerns their customers and the entire market are facing.

4 Changes in Assets, Profit and Loss

(1) Changes in Assets, Profit and Loss of the Corporate Group				(Millions of yen)
Period Classification	64th Fiscal Year (Apr 2019- Mar 2020)	65th Fiscal Year (Apr 2020 - Mar 2021)	66th Fiscal Year (Apr 2021 - Mar 2022)	67th Fiscal Year (Apr 2022 - Mar 2023)
Net sales	227,297	219,884	272,647	325,657
Ordinary income	2,916	5,122	8,085	13,361
Profit attributable to owners of parent	1,193	4,586	5,359	9,224
Net income per share	50.96 yen	195.78 yen	228.75 yen	393.70 yen
Total assets	137,746	148,087	190,548	188,188
Net assets	84,935	89,609	94,724	102,731

(Notes) 1. Net income per share is calculated based on the average total number of shares outstanding during the period.

2.	“Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, March 31, 2020) and others have been applied from the beginning of the 66th Fiscal Year, and the figures for assets, profit/loss for the 66th Fiscal Year and subsequent fiscal years are after the application of these accounting standards.
3.	In the calculation of net income per share, the Company’s shares held by the Trust in connection with the stock remuneration system are included in the treasury shares that are deducted in the calculation of the average number of shares outstanding during the period.
(2) Changes in the Company’s Assets, Profit and Loss				(Millions of yen)
Period Classification	64th Fiscal Year (Apr 2019 - Mar 2020)	65th Fiscal Year (Apr 2020 - Mar 2021)	66th Fiscal Year (Apr 2021 - Mar 2022)	67th Fiscal Year (Apr 2022 - Mar 2023)
Net sales	144,381	138,435	170,645	190,816
Ordinary income	827	4,045	5,535	7,660
Net income (loss)	(395)	3,830	2,848	5,209
Net income (loss) per share	(16.87 yen)	163.49 yen	121.60 yen	222.34 yen
Total assets	100,038	104,674	131,713	113,736
Net assets	61,654	64,447	64,214	66,234

(Notes) 1. Net income (loss) per share is calculated based on the average total number of shares outstanding during the period.

2.	“Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, March 31, 2020) and others have been applied from the beginning of the 66th Fiscal Year, and the figures for assets, profit/loss for the 66th Fiscal Year and subsequent fiscal years are after the application of these accounting standards.
3.	In the calculation of net income per share, the Company’s shares held by the Trust in connection with the stock remuneration system are included in the treasury shares that are deducted in the calculation of the average number of shares outstanding during the period.

5 Principal Businesses (as of March 31, 2023)

As a trading company specializing in electronics, the Company sells products to electronic equipment manufacturers and other customers in Japan and overseas.

The Company’s business is divided into two segments, “Device” and “Solution,” and the products handled in each segment are as follows:

Device Business:	Semiconductors and Electronic Components
Solution Business:	IT Equipment and Solutions

6 Principal Business Locations (as of March 31, 2023)

(1) Company

Ryosan Company, Limited	Head office	2-3-5, Higashi-Kanda, Chiyoda-ku, Tokyo
	Sales Departments/ Branches	1st Sales Department, 3rd Sales Department, System Equipment Sales Department (all of the above are located in Chiyoda-ku, Tokyo), Tohoku, Mito, Takasaki, Nishitama, Shonan, Shizuoka, 1st Nagoya, 2nd Nagoya, Kyoto, Osaka, Kobe, Himeji, and Fukuoka Sales Branches
	Distribution Center	Kawasaki, Osaka
	Technology Division	Head Office Annex, Sotokanda

(Note) Effective April 26, 2022, Sendai Sales Branch and Iwaki Sales Branch were merged to form Tohoku Sales Branch.

(2) Subsidiaries

HONG KONG RYOSAN LIMITED	Hong Kong Special Administrative Region of the People’s Republic of China
EDAL ELECTRONICS COMPANY LIMITED	Hong Kong Special Administrative Region of the People’s Republic of China
ZHONG LING INTERNATIONAL TRADING（SHANGHAI） CO., LTD.	Shanghai, People’s Republic of China
DALIAN F.T.Z RYOSAN INTERNATIONAL TRADING CO., LTD.	Dalian, Liaoning, People’s Republic of China
RYOTAI CORPORATION	Taiwan
SINGAPORE RYOSAN PRIVATE LIMITED	Republic of Singapore
RYOSAN IPC（MALAYSIA）SDN. BHD.	Malaysia
RYOSAN（THAILAND）CO., LTD.	Kingdom of Thailand
RYOSAN INDIA PRIVATE LIMITED	Republic of India
KOREA RYOSAN CORPORATION	Republic of Korea
RYOSAN TECHNOLOGIES USA INC.	United States of America
RYOSAN EUROPE GMBH	Federal Republic of Germany

7 Employees (as of March 31, 2023)

(1) Employees of the Corporate Group

Segment	Number of employees		YoY
Device Business	752	(69)	-19	(0)
Solution Business	113	(16)	5	(0)
All (common)	89	(29)	13	(4)
Total	954	(114)	-1	(4)

(Notes) 1. The number of employees is the number of working employees (excluding employees seconded from the Group and including those seconded to the Group), and the number of temporary employees (i.e. contract employees, part-timers, and temporary staff) is shown in parentheses.

2.	The number of employees stated as “All (common)” is the number of employees who are members of administrative divisions that cannot be classified into a specific segment.

(2) Employees of the Company

Number of employees		YoY		Average age	Average service years
598	(114)	-12	(4)	44.1	16.1

(Notes) 1. The number of employees is the number of working employees (excluding employees seconded from the Company and including those seconded to the Company), and the number of temporary employees (i.e. contract employees, part-timers, and temporary staff) is shown in parentheses.

2.	Average age and average service years are calculated excluding seconded employees.

8 Significant Subsidiaries

Name	Capital stock	Investment ratio	Principal businesses
HONG KONG RYOSAN LIMITED	HKD 5 million	100%	Import/export and local purchase and sale of semiconductors, electronic components, and IT equipment
EDAL ELECTRONICS COMPANY LIMITED	HKD 1 million	100%	Import and local purchase and sale of semiconductors and electronic components
ZHONG LING INTERNATIONAL TRADING （SHANGHAI）CO., LTD.	RMB 27 million	100%	Import/export and local purchase and sale of semiconductors, electronic components, and IT equipment
DALIAN F.T.Z RYOSAN INTERNATIONAL TRADING CO., LTD.	RMB 1 million	100%	Import/export and local purchase and sale of semiconductors, electronic components, and IT equipment
RYOTAI CORPORATION	NTD 80 million	100%	Import/export and local purchase and sale of semiconductors, electronic components, and IT equipment
SINGAPORE RYOSAN PRIVATE LIMITED	SD 1,460 thousand	100%	Import/export and local purchase and sale of semiconductors, electronic components, and IT equipment
RYOSAN IPC （MALAYSIA）SDN. BHD.	MYR 1 million	100%	Import/export and local purchase and sale of semiconductors, electronic components, and IT equipment
RYOSAN（THAILAND）CO., LTD.	THB 12 million	100%	Import/export and local purchase and sale of semiconductors, electronic components, and IT equipment
RYOSAN INDIA PRIVATE LIMITED	INR 47 million	100%	Commission sales and local purchase and sale of semiconductors and electronic components
KOREA RYOSAN CORPORATION	KRW 1,000 million	100%	Import/export and local purchase and sale of semiconductors, electronic components, and IT equipment
RYOSAN TECHNOLOGIES USA INC.	USD 300 thousand	100%	Import/export and local purchase and sale of semiconductors, electronic components, and IT equipment
RYOSAN EUROPE GMBH	EUR 1 million	100%	Import/export and local purchase and sale of semiconductors and electronic components

(Note) The investment ratio includes indirect holdings.

9 Status of Financing

The Group raised funds through borrowings from financial institutions and the issuance of commercial papers.

10 Principal Lenders (as of March 31, 2023)

(Millions of yen)

Lender	Loan balance
Sumitomo Mitsui Banking Corporation	18,556
MUFG Bank, Ltd.	14,147
Sumitomo Mitsui Trust Bank, Limited	1,000

11 Other Important Matters Concerning the Current Status of the Corporate Group

At the meeting of the Board of Directors held on May 15, 2023, the Company resolved to reach a basic agreement with Ryoyo Electro in order to realize the integration of management, and the Companies entered into a Memorandum of Understanding.

For more details, please refer to the “Notice of Execution of a Memorandum of Understanding for Management Integration between Ryoyo Electro Corporation and Ryosan Company, Limited” disclosed on the same day.

II Matters Concerning the Company’s Shares (as of March 31, 2023)

1 Total number of authorized shares:	155,673,598	shares
2 Total number of issued and outstanding shares:	25,000,000	shares
3 Number of shareholders:	5,866

4 Major shareholders:

Name of shareholder	Number of shares held	Shareholding ratio
	thousand shares	%
Ryoyo Electro Co.	4,705	20.06
The Master Trust Bank of Japan, Ltd. (Trust account)	2,919	12.44
Sumitomo Mitsui Banking Corporation	1,015	4.32
Sumitomo Life Insurance Company	861	3.67
Custody Bank of Japan, Ltd. (Trust account)	821	3.50
Nippon Life Insurance Company	736	3.14
MUFG Bank, Ltd.	650	2.77
NEC Corporation	604	2.57
NORTHERN TRUST CO.(AVFC)RE NON TREATY CLIENTS ACCOUNT	566	2.41
City Index Eleventh Co., Ltd.	525	2.24

(Notes) 1 The Company holds 1,544 thousand shares of treasury stock but is excluded from the above major shareholders.

2.	Shareholding ratio is calculated after excluding the treasury shares. Such treasury shares do not include 17 thousand shares of the Company’s shares held by the Trust in connection with the stock remuneration system.

III Matters Concerning Company Officers

1 Directors (as of March 31, 2023)

Position in the Company	Name	Responsibilities and important concurrent positions
Representative Director	Kazuhiko Inaba	President
Director	Shunya Endo	Executive Officer General Manager, Sales Planning and Control Headquarters, General Manager, 1st Domestic Marketing and Sales Headquarters
Director	Hiroyuki Igari	Executive Officer General Manager, Administrative Headquarters
Director	Atsushi Kawabata	Senior Adviser, Global Environment Business Division, Global Environment Division, Hitachi, Ltd.
Director	Haruyoshi Kawabe	Advisor, Cyberlinks Co., Ltd.
Director (Full-time Audit and Supervisory Committee Member)	Keiji Hirooka
Director (Audit and Supervisory Committee Member)	Mahito Ogawa	Representative Director, ACE Consulting Inc. Auditor, The Japan-British Society Auditor, NPO Think Kids
Director (Audit and Supervisory Committee Member)	Yasuko Teraura	Partner, Endeavour Law Office Outside Director, Seiko Group Corporation Outside Auditor, Japan Overseas Infrastructure Investment Corporation for Transport & Urban Development

(Notes) 1. Mr. Keiji Hirooka is appointed as a Full-time Audit and Supervisory Committee Member in order to enhance the effectiveness of the Audit and Supervisory Committee’s auditing and supervisory functions.

2.	Directors Mr. Atsushi Kawabata and Mr. Haruyoshi Kawabe, and Directors (Audit and Supervisory Committee Members) Mr. Mahito Ogawa and Ms. Yasuko Teraura are Outside Directors.
3.	There are no special relationships between the Company and the companies where the Outside Directors hold important concurrent positions.
4.	The Company has designated Directors Mr. Atsushi Kawabata and Mr. Haruyoshi Kawabe, and Directors (Audit and Supervisory Committee Members) Mr. Mahito Ogawa and Ms. Yasuko Teraura as independent directors in accordance with the rules set forth by Tokyo Stock Exchange, Inc. (TSE) and has notified the TSE of such designation.
5.	Director (Audit and Supervisory Committee Member) Mr. Mahito Ogawa is a certified public accountant and has considerable knowledge of finance and accounting.
6.	The Company has established the Nomination and Remuneration Advisory Committee as a voluntary committee.

The members of the Nomination and Remuneration Advisory Committee are: Mr. Kazuhiko Inaba, Representative Director; Mr. Atsushi Kawabata and Mr. Haruyoshi Kawabe, Directors; and Mr. Mahito Ogawa and Ms. Yasuko Teraura, Directors (Audit and Supervisory Committee Members).

7.	The Company has introduced an executive officer system, and the status of Executive Officers, excluding those concurrently serving as Directors, as of March 31, 2023 is as follows.
Name	Responsibilities
Hirofumi Kitora	Executive Officer General Manager, 2nd Domestic Marketing and Sales Headquarters
Tatsumi Nakahigashi	Executive Officer General Manager, International Marketing and Sales Headquarters
Shunsuke Maruo	Executive Officer General Manager, 1st Device Business Headquarters
Koji Horie	Executive Officer General Manager, 2nd Device Business Headquarters
Yasuhiko Kirihata	Executive Officer General Manager, 3rd Device Business Headquarters
Satoshi Mizusawa	Executive Officer General Manager, Solution Business Headquarters
Kenji Ishimura	Executive Officer General Manager, Engineering Headquarters
Norihiko Takahashi	Executive Officer General Manager, Corporate Planning Headquarters
Hideo Yuasa	Executive Officer General Manager, Finance and Accounting Headquarters

(Notes) 1.  Mr. Shunsuke Maruo assumed the position of Executive Officer as of January 5, 2023.

2.	Mr. Ryuji Iwadate retired from the position of Executive Officer as of January 5, 2023.

2 Remuneration, etc. of Directors for the Current Fiscal Year

(1) Total amount of remuneration, etc. paid to Directors during the current fiscal year

		Total amount by remuneration type (millions of yen)
Classification of Officers	Total amount of remuneration, etc. (millions of yen)	Fixed remuneration		Performance-based remuneration	Non-monetary renumeration	Number of officers covered (persons)
		Basic remuneration	Stock-based renumeration	Bonus
Directors (excluding Audit and Supervisory Committee Members and Outside Directors)	152	52	2	82	14	3
Directors (Audit and Supervisory Committee Members) (excluding Outside Directors)	16	15	0	-	-	2
Outside Directors (excluding Audit and Supervisory Committee Members)	11	11	-	-	-	2
Outside Directors (Audit and Supervisory Committee Members)	19	19	-	-	-	4

(Notes) 1. The amount of remuneration, etc. of Directors does not include the amount of employee salaries of Directors who concurrently serve as employees.

2.	The above includes three (3) Directors who retired at the close of the 66th Ordinary General Shareholders’ Meeting held on June 24, 2022.
3.	Stock-based remuneration in the breakdown of fixed remuneration represents a certain percentage of fixed remuneration that was contributed by the relevant Director to the directors’ shareholding association for the acquisition of the Company’s treasury shares.
4.	The performance indicator selected as the basis for calculating the amount of performance-based remuneration is the amount of net income per share, and the reason for selecting this performance indicator is the Company’s efforts to improve capital efficiency. The performance-based remuneration is determined by the Representative Director under the authorization of the Board of Directors according to the degree of achievement of the target values for each fiscal year. Changes in net income per share, including the current fiscal year, are shown in the table in “4 Changes in Assets, Profit and Loss, (1) Changes in Assets, Profit and Loss of the Corporate Group” in “I. Matters Concerning the Current Status of the Corporate Group” on page 4 above.
5.	As non-monetary remuneration, the Company introduced a performance-based stock remuneration system at the 66th Ordinary General Shareholders’ Meeting held on June 24, 2022. It was resolved that under this remuneration system: the Company contributes money to the trust, and the trust acquires Company shares using the relevant contribution as capital, and the Company shares are issued to the eligible persons in proportion to the number of points awarded to them; the eligible persons are Directors (excluding Audit and Supervisory Committee Members and Outside Directors) and the applicable period is from the FY ended March 31, 2023 to the FY ending March 31, 2024; the Company will contribute money to an upper limit of 80 million yen in total as funds for the acquisition of Company shares necessary to issue the relevant shares to the eligible persons; and the upper limit on the number of points to be awarded to the eligible persons is 9,000 points per fiscal year (a point is equivalent to one Company share).

(2) Matters concerning resolutions of the General Shareholders’ Meeting regarding remuneration, etc. of Directors

The Company resolved at the 60th Ordinary General Shareholders’ Meeting held on June 23, 2016 that the maximum amount of remuneration for Directors (excluding Directors who are Audit and Supervisory Committee Members) will be 300 million yen per year (not including employee salaries for Directors who concurrently serve as employees) and the maximum amount of remuneration for Directors (Audit and Supervisory Committee Members) is 200 million yen per year. As of the close of the 60th Ordinary General Shareholders’ Meeting held on June 23, 2016, the number of Directors (excluding Directors who are Audit and Supervisory Committee Members) was four (4), and the number of Directors (Audit and Supervisory Committee Members) was six (6). Separately, a resolution was passed at the 66th Ordinary General Shareholders’ Meeting held on June 24, 2022 to introduce a performance-based stock remuneration. As of the close of the 66th Ordinary General Shareholders’ Meeting held on June 24, 2022, the number of Directors (excluding Directors who are Audit and Supervisory Committee Members) in accordance with the said resolution was three (3). For an overview of this resolution, please refer to Note 5 in (1) above.

(3) Matters concerning the policy for determining the details of remuneration, etc. for each individual Director

(i) Method of determining policy

The Company’s policy for determining the details of individual Director’s remuneration is determined by a resolution of the Board of Directors. In addition, the Nomination and Remuneration Advisory Committee considers the nature of the remuneration system for the Directors.

(ii) Basic policy on officer remuneration

The Company’s officer remuneration system is based on the following basic policies:

▪	The remuneration structure will be fair and accountable;
▪	The remuneration structure will commensurate with the functions and roles of each officer;
▪	The remuneration structure takes into consideration the improvement of corporate value; and

▪	The remuneration structure reflects the management environment and business performance of the Group.

(iii) Remuneration structure

Directors’ remuneration consists of fixed remuneration, performance-based remuneration, and stock-based remuneration, with remuneration levels commensurate with their roles and responsibilities and determined by reference to peer group remuneration benchmarks. Fixed remuneration is paid monthly. The performance-based remuneration consists of a Director’s bonus system linked to the standard amount of net income per share, which is paid in a timely manner. The Company has introduced a performance-based stock remuneration system using a trust. In accordance with the rules for the issuance of shares, points are awarded on a certain date each year based on the degree of achievement of corporate position and performance targets, etc., and when the prescribed requirements are met, the Company shares are issued in proportion to the number of the points awarded, thereby increasing the incentives for sharing shareholder value and improving corporate value in the medium and long term. Directors who are Audit and Supervisory Committee Members and Outside Directors are paid only fixed remuneration, as their role is to supervise management from an independent perspective.

(4) Matters concerning delegation of authority to determine the details of remuneration, etc. for individual Directors

Pursuant to the authorization of the Board of Directors, the remuneration for Directors (excluding Directors who are Audit and Supervisory Committee Members) for the current fiscal year is determined by Mr. Kazuhiko Inaba, Representative Director and President of the Company, who oversees the Group. This includes specific details of performance indicators related to performance-based remuneration, the method of calculating the amount or number of performance-based remuneration, and the ratio of each type of remuneration. The Board of Directors takes measures to ensure that such authority is properly exercised by the Representative Director, including deliberation by the Nomination and Remuneration Advisory Committee, the majority of which is composed of Outside Directors, to ensure compliance with the decision-making policy. The Company has determined that the amount of remuneration for each individual Director (excluding Directors who are Audit and Supervisory Committee Members) is in line with the Company’s decision-making policy because the amount of remuneration is determined through such procedures. Remuneration for Directors who are Audit and Supervisory Committee Members is determined through discussions at the Audit and Supervisory Committee meetings.

3 Outside Officers

(1) Attendance at meetings of the Board of Directors and the Audit and Supervisory Committee during the current fiscal year

Classification	Name	Board of Directors meetings		Audit and Supervisory Committee meetings
		Number of attendances	Percentage of attendance	Number of attendances	Percentage of attendance
Director	Atsushi Kawabata	10 times / 10 times	100%	-	-
Director	Haruyoshi Kawabe	10 times / 10 times	100%	-	-
Director (Audit and Supervisory Committee Member)	Mahito Ogawa	13 times / 13 times	100%	13 times / 13 times	100%
Director (Audit and Supervisory Committee Member)	Yasuko Teraura	10 times / 10 times	100%	10 times / 10 times	100%

(Note)	Directors Mr. Atsushi Kawabata and Mr. Haruyoshi Kawabe and Director (Audit and Supervisory Committee Member) Ms. Yasuko Teraura were elected at the 66th Ordinary General Shareholders’ Meeting held on June 24, 2022, and the number of meetings of the Board of Directors and the Audit and Supervisory Committee held after their appointment is shown.

(2) Activities of the Board of Directors and Audit and Supervisory Committee

The Company expects Mr. Atsushi Kawabata, Director, to provide appropriate advice based on his wealth of experience and wide-ranging knowledge by having served as a manager in the automotive industry for many years. He has provided effective recommendations and statements on management from time to time, including supervision for improving transparency and fairness of management and advice on improving corporate value over the medium to long term.

The Company expects Mr. Haruyoshi Kawabe, Director, to provide appropriate advice based on his wealth of experience and wide-ranging knowledge by having served as an entrepreneur and manager in the IT services industry for many years. He has provided effective recommendations and statements on management from time to time, including supervision for improving transparency and fairness of management and advice on IT infrastructure development.

The Company expects Mr. Mahito Ogawa, Director (Audit and Supervisory Committee Member), to provide appropriate advice based on his wealth of experience and wide-ranging knowledge by having served as a certified public accountant and consultant for many years. He has provided effective recommendations and statements on management from time to time, including supervision for improving transparency and fairness of management and advice on strengthening internal controls.

The Company expects Ms. Yasuko Teraura, Director (Audit and Supervisory Committee Member), to provide appropriate advice based on her wealth of experience and wide-ranging knowledge by having served as a lawyer for many years. She has provided effective recommendations and statements on management from time to time, including supervision for improving transparency and fairness of management and advice on sound management.

(3) Overview of limited liability contract

Pursuant to Article 427, Paragraph 1 of the Companies Act, the Company has entered into a contract with its Outside Directors to limit their liability for damages as stipulated in Article 423, Paragraph 1 of the said Act. The maximum amount of liability for damages under the relevant contract is the amount stipulated by law.

4 Matters Concerning the Company Officers’ Liability Insurance Contracts

(1) Scope of insured persons

Officers and executive officers of the Company, and officers of subsidiaries (seconded from Japan), etc. under the Companies Act

(2) Overview of details of officers’ liability insurance contracts

The contract provides indemnification for damages and legal expenses, etc. incurred by the insured due to claims for damages arising out of acts (and omissions) committed by the insured in the performance of their duties as an officer of the Company or its subsidiaries. However, as a measure to ensure that the insured’s performance of their duties is not compromised, the contract does not cover damages resulting from criminal acts such as bribery or intentional misconduct by the insured. The premiums for such insurance contract are fully borne by the Company.

IV Status of the Accounting Auditor

1 Name of the Accounting Auditor

Deloitte Touche Tohmatsu LLC

2 Amount of the Accounting Auditor’s Fees, etc. for the Current Fiscal Year	(Millions of yen)
Category	Amount paid
Amount of the Accounting Auditor’s fees, etc. for the current fiscal year	65
Total amount of cash and other financial benefits payable by the Company and its subsidiaries	65

(Notes) 1.	The audit agreement between the Company and the Accounting Auditor does not clearly distinguish the amount of audit fees, etc. between audits under the Companies Act and audits under the Financial Instruments and Exchange Act, and it is practically impossible to do so. Therefore, the amount of the Accounting Auditor’s fees, etc. for the current fiscal year is the sum of such fees.
2.	The Company’s major subsidiaries are subject to audits (limited to those under foreign laws and regulations equivalent to the Companies Act or the Financial Instruments and Exchange Act) by persons other than the Company’s Accounting Auditor (persons who have qualifications equivalent to those of certified public accountants or audit firms in foreign countries).

3. Based on the “Practical Guidelines for Cooperation with Accounting Auditors” published by the Japan Audit & Supervisory Board Members Association, the Audit and Supervisory Committee reviewed the changes in audit hours by audit item and audit fees, as well as the audit plans and results for the past fiscal year, and examined the appropriateness of the estimates of audit hours and fees for the current fiscal year. As a result of such review and examination, the Audit and Supervisory Committee approved the Accounting Auditor’s fees, etc., pursuant to Article 399, Paragraphs 1 and 3 of the Companies Act.

3 Details of Non-audit Services

Not applicable.

4 Policy for Determining the Dismissal or Non-reappointment of the Accounting Auditor

The Audit and Supervisory Committee will determine the content of a proposal to be submitted to the General Shareholders’ Meeting regarding the dismissal or non-reappointment of the Accounting Auditor, if it deems it necessary to do so (e.g. if it is difficult for the Accounting Auditor to perform its duties).

If the Accounting Auditor is deemed to fall under any of the items listed in the sub-paragraphs of Article 340, Paragraph 1 of the Companies Act, the Audit and Supervisory Committee will dismiss the Accounting Auditor with the consent of all Audit and Supervisory Committee Members. In such case, the Audit and Supervisory Committee Member designated by the Audit and Supervisory Committee will report on the dismissal of the Accounting Auditor and the reasons therefor at the General Shareholders’ Meeting to be convened first after the dismissal.

V Corporate Structure and Policy

1 Systems to Ensure that the Performance of Duties by Directors Conforms to Laws and Regulations and the Articles of Incorporation, and Other Systems to Ensure the Appropriateness of Business Operations, and the Status of the Operation of Such Systems

(1)	The Company’s basic policy for the development of “systems to ensure that the performance of duties by Directors conforms to laws and regulations and the Articles of Incorporation, and other systems to ensure the appropriateness of the business operations of the Corporate Group consisting of the Company and its subsidiaries” is as follows:

(i) A system to ensure that the performance of duties by Directors, etc. (including persons equivalent to Directors of the Company’s subsidiaries) and employees of the Company and its subsidiaries (the “Group”) conforms to laws and regulations and the Articles of Incorporation

・	Directors, etc. and employees shall comply with the Corporate Mission Statement, as well as the Corporate Charter and Code of Ethics embodying the Ryosan Spirit (the “Compliance Rules”), to ensure that the performance of duties conforms to laws and regulations and the Articles of Incorporation.

・The ethics officer shall strive to secure a system under which Directors, etc. and employees comply with laws and regulations and the Articles of Incorporation through activities to disseminate and implement the Compliance Rules.

・If a Director, etc. or an employee discovers any improper, illegal or unethical conduct or other misconduct in the course of the Group’s business, he/she shall call a group-wide compliance hotline, and the ethics officer shall investigate the facts and take corrective action if necessary.

・A system shall be secured under which the Company’s Audit Office, through its proper audits, prevents the performance of duties in a way that violates laws and regulations and the Articles of Incorporation.

(ii) A system relating to the retention and management of information concerning the performance of duties by Directors of the Company

・Information concerning the performance of duties by Directors shall be properly retained and managed in accordance with the Board of Directors’ Regulations, the Document Retention Rules and the Information Security Management Rules.

(iii) Rules and other systems relating to the management of the risk of loss of the Group

・Environmental, disaster and information security risks shall be properly managed in accordance with the Rules for Operation of Environmental Management Systems, the Basic Disaster Response Rules and the Information Security Management Rules.

・Business risks shall be properly managed in accordance with the Sales Management Rules, the Credit Management Rules, and various rules on inventory control.

・In the event of an emergency related to the above risks, etc., appropriate measures shall be taken through a crisis management system in accordance with the Crisis Management Manual and the Basic Disaster Response Rules, among others.

(iv) A system to ensure that Directors, etc. of the Group perform their duties effectively

・Important matters concerning the management of the Group as a whole, such as medium-term business plans and annual budgets, shall be discussed at a meeting or on other occasions in advance and, after deliberation, decisions shall be made at a meeting of the Board of Directors.

・The Board of Directors shall establish Rules on Allocation of Duties and Rules on Functional Authority with respect to the duties of each general manager and each subsidiary president, and ensure the effective performance of duties in accordance with these rules.

・In order to improve the effectiveness of the performance of duties by Directors, etc., the rationalization and digitalization of business operations shall be promoted through the use of information technology.

(v) A system relating to the reporting to the Company of matters concerning the performance of duties by Directors, etc. of the Company’s subsidiaries

・Directors, etc. and employees shall report important matters requiring approval to the Company or obtain approval for such matters from the Company in accordance with the Group Company Management Rules and the Rules on Functional Authority.

・The management information of the Group shall be shared by holding Group branch manager meetings or other important meetings on a regular basis.

・By conducting audits of the Company’s subsidiaries in accordance with the Internal Audit Rules, the Company’s Audit Office shall confirm whether reports made by the Company’s subsidiaries to the Company and approvals given by the Company were properly made and given.

(vi) Matters concerning employees who support the duties of the Audit and Supervisory Committee, matters concerning the independence of such employees from the Directors, and matters relating to ensuring the effectiveness of instructions given by the Audit and Supervisory Committee to such employees

・In order to support the duties of the Audit and Supervisory Committee, an Audit and Supervisory Committee Secretariat shall be established, and employees shall be assigned to support the Audit and Supervisory Committee.

・Employees who support the Audit and Supervisory Committee shall perform their duties in accordance with the directions and orders of the Audit and Supervisory Committee, and shall not be subject to the directions and orders of Directors in the performance of such duties.

・The employees referred to in the preceding item shall perform their duties in connection with such instructions in preference to other duties, if so instructed by the Audit and Supervisory Committee.

(vii) Systems under which Directors and employees report to the Audit and Supervisory Committee

A. A system under which the Company’s Directors and employees report to the Audit and Supervisory Committee

・Audit and Supervisory Committee Members may attend executive management meetings, operational management meetings, and other important meetings.

・In addition to the matters required to be reported by law, Directors and employees shall report important matters requiring approval and other matters under the Rules on Functional Authority to the Audit and Supervisory Committee.

・Directors and employees may report any improper conduct or other misconduct in the course of business to the Audit and Supervisory Committee through the compliance hotline.

B. A system under which Directors, etc., corporate auditors and employees of the Company’s subsidiaries, or persons who have received reports from them report to the Audit & Supervisory Committee of the Company

・Audit and Supervisory Committee Members may attend group branch manager meetings and other important meetings, and receive reports from subsidiaries, as appropriate, through regular audits of subsidiaries.

・Directors, etc. and employees shall report important matters requiring approval and other matters under the Group Company Management Rules and the Rules on Functional Authority to the Audit and Supervisory Committee.

・Directors, etc. and employees may report any improper conduct or other misconduct in the course of business to the Audit and Supervisory Committee through the compliance hotline.

(viii) A system to ensure that a person who has made a report under the preceding item will not be treated unfavorably for making such report

・The Code of Ethics and the Whistle-blowing Rules shall provide that in no case shall a person who has made a report to the Audit and Supervisory Committee be treated unfavorably for making such report.

(ix) Matters concerning the policy for handling expenses or obligations arising from the performance of duties by Audit and Supervisory Committee Members of the Company

・In order to secure audits, the necessary budget shall be allocated for expenses incurred by Audit and Supervisory Committee Members in the performance of their duties.

(x) Other systems to ensure that the Audit and Supervisory Committee conducts audits effectively

・Effective audits shall be secured by appointing Audit and Supervisory Committee Members with special expertise.

・Audit and Supervisory Committee Members shall hold a meeting of the Audit and Supervisory Committee on a regular basis and, if necessary, on an extraordinary basis.

・At a meeting of the Audit and Supervisory Committee, Audit and Supervisory Committee Members shall report the status of implementation, results and other matters of audits, hold necessary discussions, receive reports on accounting audits from the Accounting Auditor, and exchange opinions.

(2)	A summary of the status of the operation of the systems to ensure the appropriateness of the Company’s business operations during the current fiscal year is as follows:

(i) Status of compliance initiatives

As part of its activities to disseminate and implement the Compliance Rules, the Company has made its employees fully aware of these rules through the “RS Values Training Course” and other programs.

In addition, the Company strives to prevent and promptly detect any actions that violate laws, regulations, the Articles of Incorporation, the Compliance Rules or other internal rules through the Group-wide compliance hotline.

(ii) Status of the performance of duties by Directors

At the 13 meetings of the Board of Directors held during the current fiscal year, supervision was exercised over the performance of duties by Directors, including passing resolutions on important management matters, from the viewpoint of the compliance with laws and regulations, the Articles of Incorporation and other rules, and the appropriateness of the performance of duties. In addition, the Company has appointed four (4) Outside Directors to strengthen the Board of Directors’ function of supervising the performance of duties by Directors.

(iii) Status of the Audit and Supervisory Committee

At the 13 meetings of the Audit and Supervisory Committee held during the current fiscal year, Audit and Supervisory Committee Members reported the status of the performance of duties and compliance with laws, regulations and other rules by Directors, which they had ascertained mainly by attending important internal meetings and auditing the condition of business operations and assets. In addition, the Audit and Supervisory Committee checked the development and operation of the Company’s internal controls and promoted cooperation with, among others, the Accounting Auditor and the internal control division.

(iv) Status of crisis management initiatives

All employees are fully informed of environmental, disaster and information security risks through safety confirmation drills and regular training in accordance with various internal rules. In addition, business risks are properly managed in accordance with various internal rules.

(v) Status of subsidiary (Group) management initiatives

The Company receives reports from its subsidiaries on important matters requiring approval, as appropriate, in accordance with the Group Company Management Rules and other rules. In addition, the management information of the Group is shared between Directors and employees by holding Group branch manager meetings and other important meetings on a regular basis, and the minutes of these meetings are shared with all employees.

2 Policy Relating to the Determination of Dividends from Retained Earnings, etc.

The Company recognizes the return of profits to shareholders as one of the important management policies, and strives to increase the net income per share. Its basic policy is to pay dividends with a target consolidated payout ratio of 50%.

In accordance with this basic policy, at the meeting of the Board of Directors held on May 15, 2023, the Company resolved to pay a year-end dividend of 90 yen per share for the current consolidated fiscal year. As a result, the annual dividend, including the interim dividend, will be 165 yen per share.

At the 50th Ordinary General Shareholders’ Meeting held on June 23, 2006, the Company amended its Articles of Incorporation to provide that dividends from retained earnings, etc. shall be determined by resolution of the Board of Directors, except as otherwise provided by law.

Consolidated Balance Sheet
(As of March 31, 2023)

(Millions of yen)

Account	Amount	Account	Amount
ASSETS		LIABILITIES
Current assets	173,923	Current liabilities	83,336
Cash and deposits	16,760	Accounts payable - trade	39,999
Notes and accounts receivable - trade	95,115	Short-term loans payable	33,703
Merchandise and finished goods	47,680	Lease obligations	157
Work in progress	16	Accounts payable-other	3,863
Accounts Receivable-other	14,345	Accrued expenses	2,497
Other	649	Income taxes payable	2,631
Allowance for doubtful accounts	(645)	Other	483
Non-current assets	14,265	Non-current liabilities	2,120
Property, plant and equipment	8,364	Lease obligations	318
Buildings and structures	2,539	Deferred tax liabilities	797
Land	5,179	Net defined benefit liability	838
Leased assets	451	Asset retirement obligations	24
Other	193	Other	142
Intangible assets	1,059	Total liabilities	85,457
Investments and other assets	4,842	NET ASSETS
Investment securities	3,474	Shareholders’ equity	95,705
Deferred tax assets	398	Capital stock	17,690
Other	1,069	Capital surplus	19,114
Allowance for doubtful accounts	(100)	Retained earnings	65,358
		Treasury shares	(6,458)
		Accumulated other comprehensive income	7,026
		Valuation difference on available-for-sale securities	1,443
		Deferred gains or losses on hedges	1
		Foreign currency translation adjustment	5,649
		Remeasurements of defined benefit plans	(67)
		Total net assets	102,731
Total Assets	188,188	Total liabilities and net assets	188,188

Consolidated Statements of Income

(For the period from April 1, 2022 to March 31, 2023)

(Millions of yen)

Account	Amount
Net sales		325,657
Cost of sales		292,848
Gross profit		32,808
Selling, general, and administrative expenses		17,385
Operating income		15,423
Non-operating income
Interest income	37
Dividend income	77
Share of profit of entities accounted for using equity method	61
Commission fee	149
Rent income	48
Miscellaneous income	217	591
Non-operating expenses
Interest expenses	1,205
Foreign exchange losses	1,403
Miscellaneous loss	43	2,653
Ordinary income		13,361
Extraordinary income
Gain on sales of non-current assets	0	0
Extraordinary loss
Loss on valuation of golf membership	0	0
Profit before income taxes		13,362
Income taxes - current	4,097
Income taxes - deferred	40	4,137
Profit		9,224
Profit attributable to owners of parent		9,224

Non-consolidated Balance sheet
(As of March 31, 2023)

(Millions of yen)

Account	Amount	Account	Amount
ASSETS		LIABILITIES
Current assets	99,016	Current liabilities	45,280
Cash and deposits	6,390	Accounts payable - trade	27,011
Notes receivable - trade	755	Short-term loans payable	12,709
Electronically recorded monetary claims - operating	3,746	Lease obligations	77
Accounts receivable - trade	57,848	Accounts payable - other	1,751
Merchandise and finished goods	23,562	Accrued expenses	1,766
Work in progress	16	Income taxes payable	1,894
Accounts receivable - other	5,851	Other	70
Other	852	Non-current liabilities	2,221
Allowance for doubtful accounts	(6)	Lease obligations	128
Non-current assets	14,720	Provision for retirement benefits	460
Property, plant and equipment	7,829	Provision for loss on guarantees	1,579
Buildings	2,426	Asset retirement obligations	24
Structures	2	Other	29
Tools, furniture and fixtures	63	Total liabilities	47,502
Land	5,153	NET ASSETS
Leased assets	183	Shareholders’ equity	64,789
Intangible asset	595	Capital stock	17,690
Software	544	Capital surplus	19,114
Other	51	Legal capital surplus	19,114
Investments and other assets	6,294	Retained earnings	34,443
Investment securities	3,151	Legal retained earnings	1,371
Shares of subsidiaries and associates	1,049	Other retained earnings	33,071
Investments in capital	127	General reserve	19,300
Investments in capital of subsidiaries and affiliates	494	Retained earnings brought forward	13,771
Deferred tax assets	904	Treasury shares	(6,458)
Other	566	Valuation and translation adjustments	1,444
		Valuation difference on available-for-sale securities	1,443
		Deferred gains or losses on hedges	1
		Total net assets	66,234
Total Assets	113,736	Total liabilities and net assets	113,736

Non-consolidated Statements of Income

(For the period from April 1, 2022 to March 31, 2023)

(Millions of yen)

Account	Amount
Net sales		190,816
Cost of sales		172,180
Gross profit		18,636
Selling, general, and administrative expenses		11,276
Operating income		7,359
Non-operating income
Interest income	16
Dividend income	1,063
Consulting fee income	516
Miscellaneous income	169	1,765
Non-operating expenses
Interest expenses	558
Foreign exchange losses	882
Loss on investments in partnership	5
Miscellaneous loss	18	1,464
Ordinary income		7,660
Extraordinary income
Gain on sales of non-current assets	0	0
Extraordinary loss
Loss on valuation of shares of subsidiaries and associates	4
Loss on valuation of golf membership	0
Provision for loss on guarantees	199	203
Profit before income taxes		7,457
Income taxes - current	2,438
Income taxes - deferred	(191)	2,247
Profit		5,209

Accounting Auditor’s Report on the Consolidated Financial Statements

Independent Auditor’s Report May 19, 2023 To the Board of Directors of Ryosan Company, Limited:
Deloitte Touche Tohmatsu LLC Tokyo office
Designated Limited Liability Partner and Engagement Partner	Certified public accountant:	Shigeo Kawashima
Designated Limited Liability Partner and Engagement Partner	Certified public accountant:	Keiji Koide

Opinion

Pursuant to the provisions of Article 444, paragraph (4) of the Companies Act, we have audited the consolidated financial statements of Ryosan Company, Limited (the “Company”) for the consolidated fiscal year from April 1, 2022 to March 31, 2023, which comprise the consolidated balance sheet, consolidated statement of income and consolidated statement of changes in shareholders’ equity and the notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements fairly present, in all material respects, the status of assets and profit and loss of the corporate group consisting of the Company and its consolidated subsidiaries for the consolidated fiscal year for which the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements” of this report. We are independent of the Company and its consolidated subsidiaries in accordance with the provisions of the Code of Professional Ethics in Japan, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Other information comprises the Business Report and its supporting documents. Management is responsible for the preparation and disclosure of such other information. The Audit and Supervisory Committee is responsible for overseeing the performance of the duties of the Directors with respect to the development and operation of the reporting process of such other information.

Our audit opinion on the consolidated financial statements does not cover the other information and we do not express an opinion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read through the other information and, in doing so, to consider whether the other information is materially inconsistent with the consolidated financial statements or with our knowledge obtained in the audit, and to exercise due care to consider whether, in addition to such material inconsistencies, there are other indications of material error in the other information.

If, based on the work we have performed, we conclude that there is a material error in the other information, we are required to report that fact.

We have nothing to report in respect of the other information.

Responsibilities of Management and the Audit and Supervisory Committee for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan, including the development and operation of such internal control system as management determines is necessary to enable the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the appropriateness of the use of the going concern assumption in the preparation of the consolidated financial statements, and disclosing, as necessary, matters related to going concern in accordance with accounting principles generally accepted in Japan.

The Audit and Supervisory Committee is responsible for overseeing the performance of the duties of the Directors relating to the development and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our responsibilities are, based on our audit, to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to express our independent opinion on the consolidated financial statements in the auditor’s report. Misstatements may arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users of the consolidated financial statements.

Throughout the audit process, in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism in doing the following:

•      We identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks of material misstatement. The selection and application of the audit procedures depend on the auditor’s judgment. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•      As part of the risk assessment, we evaluate the Company’s internal control system relevant to the audit in order to design audit procedures that are appropriate in the circumstances, although our audit of the consolidated financial statements is not intended to express an opinion on the effectiveness of the Company’s internal control.

•      We assess the appropriateness of the accounting policies adopted by management and their application, as well as the reasonableness of accounting estimates and related disclosures made by the management.

•      We conclude on the appropriateness of management’s use of the going concern assumption in the preparation of the consolidated financial statements and, based on the audit evidence obtained, whether a material uncertainty exists in relation to events or circumstances that may cast significant doubt on the going concern assumption. If we determine that there is a material uncertainty as to the going concern assumption, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures in the consolidated financial statements as to such material uncertainty are inadequate, we are required to express a modified opinion on the consolidated financial statements. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or circumstances may cause the Company to cease to be a going concern.

•      We evaluate whether the presentation of and disclosures in the consolidated financial statements are in accordance with accounting principles generally accepted in Japan, as well as whether the presentation, structure and content of the consolidated financial statements, including relevant disclosures, and the consolidated financial statements fairly present the underlying transactions and other accounting events.

•      We obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its subsidiaries to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and conduct of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion on the consolidated financial statements.

We communicate with the Audit and Supervisory Committee regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit as well as other matters required by auditing standards.

We also provide the Audit and Supervisory Committee with a statement that we have complied with the relevant ethical requirements regarding independence required in Japan, and report to them on matters that could reasonably be expected to impair the auditor’s independence and the safeguards, if any, that have been taken to eliminate or reduce the impairments.

Interest Required to Be Disclosed by the Certified Public Accountants Act of Japan

Neither our firm nor its engagement partners have any interest in the Company and its consolidated subsidiaries that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Accounting Auditor’s Report on the Non-consolidated Financial Statements

Independent Auditor’s Report May 19, 2023 To the Board of Directors of Ryosan Company, Limited:
Deloitte Touche Tohmatsu LLC Tokyo office
Designated Limited Liability Partner and Engagement Partner	Certified public accountant:	Shigeo Kawashima
Designated Limited Liability Partner and Engagement Partner	Certified public accountant:	Keiji Koide

Opinion

Pursuant to the provisions of Article 436, paragraph (2), item (i) of the Companies Act, we have audited the non-consolidated financial statements of Ryosan Company, Limited (the “Company”) for the 67th fiscal year from April 1, 2022 to March 31, 2023, which comprise the non-consolidated balance sheet, non-consolidated statement of income and non-consolidated statement of changes in shareholders’ equity and the notes to the non-consolidated financial statements as well as their supporting documents (the “Financial Statements”).

In our opinion, the accompanying Financial Statements fairly present, in all material respects, the status of assets and profit and loss for the fiscal year for which the Financial Statements have been prepared in accordance with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibilities for the Audit of the Financial Statements” of this report. We are independent of the Company in accordance with the provisions of the Code of Professional Ethics in Japan, and we have fulfilled our other ethical responsibilities as auditors. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Other information comprises the Business Report and its supporting documents. Management is responsible for the preparation and disclosure of such other information. The Audit and Supervisory Committee is responsible for overseeing the performance of the duties of the Directors with respect to the development and operation of the reporting process of such other information.

Our audit opinion on the Financial Statements does not cover the other information and we do not express an opinion thereon.

In connection with our audit of the Financial Statements, our responsibility is to read through the other information and, in doing so, to consider whether the other information is materially inconsistent with the Financial Statements or with our knowledge obtained in the audit, and to exercise due care to consider whether, in addition to such material inconsistencies, there are other indications of material error in the other information.

If, based on the work we have performed, we conclude that there is a material error in the other information, we are required to report that fact.

We have nothing to report in respect of the other information.

Responsibilities of Management and the Audit and Supervisory Committee for the Financial Statements

Management is responsible for the preparation and fair presentation of the Financial Statements in accordance with accounting principles generally accepted in Japan, including the development and operation of such internal control system as management determines is necessary to enable the preparation and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, management is responsible for assessing the appropriateness of the use of the going concern assumption in the preparation of the Financial Statements, and disclosing, as necessary, matters related to going concern in accordance with accounting principles generally accepted in Japan.

The Audit and Supervisory Committee is responsible for overseeing the performance of the duties of the Directors relating to the development and operation of the Company’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our responsibilities are, based on our audit, to obtain reasonable assurance about whether the Financial Statements as a whole are free from material misstatement, whether due to fraud or error, and to express our independent opinion on the Financial Statements in the auditor’s report. Misstatements may arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the decisions of users of the Financial Statements.

Throughout the audit process, in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism in doing the following:

•      We identify and assess the risks of material misstatement of the Financial Statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks of material misstatement. The selection and application of the audit procedures depend on the auditor’s judgment. In addition, we obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•      As part of the risk assessment, we evaluate the Company’s internal control system relevant to the audit in order to design audit procedures that are appropriate in the circumstances, although our audit of the Financial Statements is not intended to express an opinion on the effectiveness of the Company’s internal control.

•      We assess the appropriateness of the accounting policies adopted by management and their application, as well as the reasonableness of accounting estimates and related disclosures made by the management.

•      We conclude on the appropriateness of management’s use of the going concern assumption in the preparation of the Financial Statements and, based on the audit evidence obtained, whether a material uncertainty exists in relation to events or circumstances that may cast significant doubt on the going concern assumption. If we determine that there is a material uncertainty as to the going concern assumption, we are required to draw attention in our auditor’s report to the related disclosures in the Financial Statements or, if such disclosures in the Financial Statements as to such material uncertainty are inadequate, we are required to express a modified opinion on the Financial Statements. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or circumstances may cause the Company to cease to be a going concern.

•      We evaluate whether the presentation of and disclosures in the Financial Statements are in accordance with accounting principles generally accepted in Japan, as well as whether the presentation, structure and content of the Financial Statements, including relevant disclosures, and the Financial Statements fairly present the underlying transactions and other accounting events.

We communicate with the Audit and Supervisory Committee regarding the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit as well as other matters required by auditing standards.

We also provide the Audit and Supervisory Committee with a statement that we have complied with the relevant ethical requirements regarding independence required in Japan, and report to them on matters that could reasonably be expected to impair the auditor’s independence and the safeguards, if any, that have been taken to eliminate or reduce the impairments.

Interest Required to Be Disclosed by the Certified Public Accountants Act of Japan

Neither our firm nor its engagement partners have any interest in the Company that is required to be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Report of the Audit and Supervisory Committee

Audit Report

The Audit and Supervisory Committee has audited the performance of the duties of the Directors for the 67th fiscal year from April 1, 2022 to March 31, 2023, and hereby reports the method and results of the audit as follows:

1.       Method and Details of Audit

The Audit and Supervisory Committee regularly received reports from Directors and employees, etc. on the board resolution regarding the matters provided for in Article 399-13, paragraph (1), item (i), sub-items (b) and (c) of the Companies Act and the status of the development and operation of a system established based on the said resolution (internal control system), and requested explanations from them, as necessary, expressed our opinion and conducted our audit in accordance with the methods described below:

(i)           In accordance with the audit policy and the division of duties, etc., as determined by the Audit and Supervisory Committee, and in cooperation with our internal control division, etc., we have attended important meetings, received reports from Directors and employees, etc. on matters concerning the performance of their duties, requested explanations from them, as necessary, inspected important approval documents, etc., and examined the status of business and assets at the head office and other major business locations of the Company. With respect to the subsidiaries, we communicated and exchanged information with Directors and corporate auditors of the subsidiaries and received business reports from the subsidiaries as necessary.

(ii)          We monitored and reviewed whether the Accounting Auditor remained independent and conducts an appropriate audit, and received reports on the status of the performance of duties from the Accounting Auditor, and requested explanations from them, as necessary. In addition, we received a notice from the Accounting Auditor stating that “a system to ensure appropriate performance of duties” (as indicated in each item of Article 131 of the Ordinance on Company Accounting) is in place in accordance with the “Quality Control Standards for Audit” (Business Accounting Council, November 16, 2021), etc., and requested explanations from them, as necessary. We discussed key audit considerations with the Accounting Auditor and received reports on the status of the audit and requested explanations from them, as necessary.

Based on the above methods, we reviewed the Business Report and its supporting documents, the non-consolidated financial statements (non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statements of changes in shareholders’ equity, and notes to the non-consolidated financial statements) and their supporting documents, and consolidated financial statements (consolidated balance sheet, consolidated statement of income, consolidated statements of changes in shareholders’ equity, and notes to the consolidated financial statements) for the fiscal year under review.

2.        Results of Audit

(1)       Results of audit of the Business Report, etc.

(i)           We confirm that the Business Report and its supporting documents accurately present the status of the Company in accordance with the applicable laws and regulations and the Articles of Incorporation of the Company.

(ii)         There are no improper actions, or material events that violate any of the applicable laws or regulations or the Articles of Incorporation of the Company, in connection with the performance of the duties of the Directors.

(iii)        We confirm that the board resolution regarding the internal control system is reasonable. There are no matters to be noted regarding the descriptions of the Business Report and the performance of the duties of the Directors in relation to the internal control system.

(2)       Results of audit of the financial statements and their supporting documents

We confirm that the method and results of the audit conducted by Deloitte Touche Tohmatsu LLC, the Accounting Auditor, are reasonable.

(3)       Results of audit of the consolidated financial statements

We confirm that the method and results of the audit conducted by Deloitte Touche Tohmatsu LLC, the Accounting Auditor, are reasonable.

May 25, 2023

Audit and Supervisory Committee of Ryosan Company, Limited

Audit and Supervisory Committee Member (Full time)	Keiji Hirooka	[seal]
Audit and Supervisory Committee Member (Outside)	Mahito Ogawa	[seal]
Audit and Supervisory Committee Member (Outside)	Yasuko Teraura	[seal]

(Note) Mahito Ogawa and Yasuko Teraura, members of the Audit and Supervisory Committee, are outside directors as defined in Article 2, item (xv) and Article 331, paragraph (6) of the Companies Act.

@

Commencement date of measures for electronic provision: June 6, 2023

The 67th Ordinary General Meeting of Shareholders

Other Matters subject to Measures for Electronic Provision

(Matters omitted in delivery documents)

Consolidated Statement of Changes in Net Assets

Notes to Consolidated Financial Statements

Non-consolidated Statement of Changes in Net Assets

Notes to Non-consolidated Financial Statements

(From April 1, 2022 to March 31, 2023)

Ryosan Company, Limited

Consolidated Statement of Changes in Net Assets

(For the period from April 1, 2022 to March 31, 2023)

(Millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of current period	17,690	19,114	59,586	(6,534)	89,857
Changes of items during consolidated fiscal year
Dividends of surplus			(3,399)		(3,399)
Profit attributable to owners of parent			9,224		9,224
Purchase of treasury shares				(0)	(0)
Disposal of treasury shares			(53)	117	63
Purchase of treasury shares through a stock issuance trust				(63)	(63)
Disposal of treasury shares through a stock issuance trust				23	23
Net changes of items other than shareholders’ equity during the fiscal year
Total changes during the consolidated fiscal year	-	-	5,771	76	5,847
Balance at end of current period	17,690	19,114	65,358	(6,458)	95,705

	Accumulated other comprehensive income					Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at beginning of current period	1,257	1	3,634	(25)	4,867	94,724
Changes of items during consolidated fiscal year
Dividends of surplus						(3,399)
Profit attributable to owners of parent						9,224
Purchase of treasury shares						(0)
Disposal of treasury shares						63
Purchase of treasury shares through a stock issuance trust						(63)
Disposal of treasury shares through a stock issuance trust						23
Net changes of items other than shareholders’ equity during the fiscal year	186	0	2,014	(42)	2,158	2,158
Total changes of items during consolidated fiscal year	186	0	2,014	(42)	2,158	8,006
Balance at end of current period	1,443	1	5,649	(67)	7,026	102,731

Notes to Consolidated Financial Statements

1. Notes to Significant Matters Related to the Basis of Preparation of the Consolidated Financial Statements

(1) Scope of consolidation

Number of consolidated subsidiaries and names of major consolidated subsidiaries

Number of consolidated subsidiaries        15 companies

Names of major consolidated subsidiaries

HONG KONG RYOSAN LIMITED

EDAL ELECTRONICS COMPANY LIMITED

ZHONG LING INTERNATIONAL TRADING (SHANGHAI) CO., LTD.

DALIAN F.T.Z RYOSAN INTERNATIONAL TRADING CO., LTD.

RYOTAI CORPORATION

SINGAPORE RYOSAN PRIVATE LIMITED

RYOSAN IPC (MALAYSIA) SDN. BHD.

RYOSAN (THAILAND) CO., LTD.

RYOSAN INDIA PRIVATE LIMITED

KOREA RYOSAN CORPORATION

RYOSAN TECHNOLOGIES USA INC.

RYOSAN EUROPE GMBH

(2) Application of the equity method

Names of non-consolidated subsidiaries and associates to which the equity method is applied

AIO Core Co., Ltd.

Qingdao Sanyuan Taike Electronics Co., Ltd.

PRIKEN Co., Ltd.

As the Company acquired shares of PRIKEN Co., Ltd. during the current consolidated fiscal year, it is included in the scope of application of the equity method.

(3) Fiscal year of consolidated subsidiaries

The account closing date of ZHONG LING INTERNATIONAL TRADING (SHANGHAI) CO., LTD., and DALIAN F.T.Z RYOSAN INTERNATIONAL TRADING CO., LTD., which are consolidated subsidiaries, is December 31, and their financial statements are prepared on the basis of provisional settlement equivalent to these accounts as of the consolidated account closing date.

(4) Accounting policies

(i) Valuation basis and method for significant assets

A. Valuation basis and method for securities

Held-to-maturity debt securities	Amortized cost method (straight-line method)

Shares of subsidiaries and associates	Moving average cost method

Other securities

Securities other than shares without a market price	Market value method (Valuation differences are reported directly in the net assets, and costs of securities sold are calculated by the moving-average method)
Shares without a market price

Moving average cost method

With respect to equity investments in investment partnerships, the Company adopts a method of incorporating the amount equivalent to equity interests on a net basis based on the financial statements of the most recent account closing date.

B. Valuation basis and method for inventories

Merchandise, finished goods and Work in progress	Moving average cost method (Balance sheet values are calculated by the book value devaluation method due to the decline in profitability)

C. Valuation basis and method for derivatives (forward exchange contracts)

Derivatives	Market value method

(ii) Method of depreciation of significant depreciable assets

A. Property, plant and equipment (excluding leased assets)

The declining-balance method is mainly used.

However, with respect to the Company, the straight-line method is used for buildings (excluding building facilities) acquired on or after April 1, 1998 and building facilities and structures acquired on or after April 1, 2016.

The useful lives are from mainly 8 to 50 years for buildings and structures, and from 5 to 15 years for others.

B. Intangible assets (excluding leased assets)

The straight-line method is used.

C. Leased assets

Leased assets related to finance leases that do not transfer ownership

The straight-line method, in which the lease period is assumed to be the useful life and the residual value is assumed to be zero, is used.

(iii) Basis for recognition of significant provisions

Allowance for doubtful accounts

In order to prepare for losses due to bad debts, the Company has recorded an estimated uncollectible amount based on the actual ratio of bad debts for general receivables, and the collectibility in individual cases for certain receivables (such as doubtful receivables).

(iv) Basis for recognition of revenues and expenses

As a trading company specializing in the device business of selling semiconductors and electronic components and in the solution business of selling IT equipment, the Group sells products to electronic equipment manufacturers and other customers in Japan and overseas, and has the obligation to deliver the merchandise and finished goods based on the sales agreement with the customers. In both of these businesses, we recognize revenues at the time of delivery of the merchandise and finished goods to the customer, when the customer has assumed control over the products or goods and our obligation is deemed to have been satisfied.
In principle, transaction prices are calculated based on the consideration agreed in a contract with a customer, but a portion of the consideration paid to customers for some transactions in the solutions business is directly deducted from sales.
For transactions conducted as an agent, the transaction price is calculated as the net amount after deducting the amount paid to the supplier from the total consideration received from the customer.
The consideration for the transaction is received within approximately one year after the satisfaction of the performance obligation and does not include significant financial factors.

(v) Accounting method for retirement benefits

A. Method of attributing expected retirement benefits to period

For the calculation of retirement benefit obligations, the method of attributing expected retirement benefits to the period up to the end of the current consolidated fiscal year is based on the benefit formula.

B. Method of recoding actuarial gains and losses as expense

Actuarial gains and losses are recorded as expense by the straight-line method over a certain number of years within the average remaining service years of employees (10 years) at the time of recognition in each consolidated fiscal year, and allocated proportionately from the following consolidated fiscal year.

C. Accounting method for unrecognized actuarial gains and losses

Unrecognized actuarial gains and losses are recognized in accumulated other comprehensive income related to retirement benefits in the net assets after adjusting for tax effects.

(vi) Translation of significant foreign currency assets and liabilities into Japanese currency

Monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the spot exchange rate on the consolidated account closing date, and translation differences are recognized as profit or loss. The assets and liabilities of overseas subsidiaries are translated into Japanese yen at the spot exchange rate on the consolidated account closing date, while revenues and expenses are translated into Japanese yen at the average exchange rate during the period, with resulting translation differences which belong to the Company included in the foreign currency translation adjustment in the net assets.

(vii) Treatment of significant hedge accounting

A. Hedge accounting methods

Deferred hedge accounting is used. Certain forward exchange contracts are subject to the allotment treatment if they meet the requirements of the allotment treatment.

B. Hedging instruments and hedged items

Hedging instrument	Forward exchange contract
Hedged item	Receivables and payables in foreign currency and scheduled transactions in foreign currency

C. Hedging policy

In order to hedge the risks of foreign exchange fluctuations related to transactions in foreign currency, in principle, forward exchange contracts are individually executed when orders are received from customers or placed with suppliers based on the settlement date for each transaction.

D. Method of evaluation of hedge effectiveness

Evaluation of effectiveness is omitted for those forward exchange contracts which have corresponding relationship for fluctuations in foreign exchange rates after the conclusion of a forward exchange contract by allocating forward exchange contracts in the same currency and of the same amount and period to orders received, orders placed, or monetary debts and credits in foreign currencies.

2. Notes on Accounting Estimates

Merchandise and finished goods

(1) Amount recorded in the consolidated financial statements for the current consolidated fiscal year: 47,680 million yen

(2) Information on the contents of significant accounting estimates pertaining to the identified items

There may be cases where the market price of the merchandise and finished goods held by the Group declines due to the influence of market supply and demand or where the merchandise and finished goods cannot be sold out due to discontinuation of production by our customers. To reflect such decline in profitability in the valuation of merchandise and finished goods, the cost method (the book value devaluation method based on a decline in profitability) is adopted as the valuation basis. When applying such valuation basis, estimates are made based on general inventory valuation, in which valuation is made based on the classification of reasons for holding and turnover, and individual inventory valuation, in which valuation is made individually based on potential future sales. However, if actual results are different from the assumptions made in the estimates (such as a sharp drop in the volume required for customers), disposal or valuation review may be required, which may have a material impact on the consolidated financial statements in the following fiscal year.

3. Notes on Changes in Accounting Policies

The Company has applied the “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No. 31, June 17, 2021; hereinafter the “Guidance”) effective from the beginning of the current consolidated fiscal year, and will apply the new accounting policy prescribed by the Guidance prospectively in accordance with the transitional treatment prescribed in Paragraph 27-2 of the Guidance. This does not affect the consolidated financial statements for the current consolidated fiscal year.

4. Notes to Consolidated Balance Sheet

(1) Assets provided as collateral and obligations pertaining to collateral

Investment securities	173 million yen

The above assets are provided as collateral for trade payables (4,607 million yen).

(2) Accumulated depreciation of Property, plant and equipment	6,534 million yen

5. Notes to Consolidated Statements of Income

(1) Loss on valuation of inventories included in cost of sales

The ending balance of inventories is the amount after write-downs of book value based on the decline in profitability. As a result of offsetting the reversal of the valuation loss in the previous consolidated fiscal year against the valuation loss in the current consolidated fiscal year, the cost of sales for the current consolidated fiscal year includes the provision of 115 million yen for the loss on valuation of inventories.

6. Notes to Consolidated Statements of Changes in Net Assets

(1) Total number of issued shares

Class of shares	Number of shares at beginning of current consolidated fiscal year (thousand shares)	Number of shares increased in current consolidated fiscal year (thousand shares)	Number of shares decreased in current consolidated fiscal year (thousand shares)	Number of shares in current consolidated fiscal year (thousand shares)
Common shares	25,000	-	-	25,000

(2) Number of treasury shares

Class of shares	Number of shares at beginning of current consolidated fiscal year (thousand shares)	Number of shares increased in current consolidated fiscal year (thousand shares)	Number of shares decreased in consolidated fiscal year (thousand shares)	Number of shares at end of current consolidated fiscal year (thousand shares)
Common shares	1,571	28	38	1,561

(Note 1) 17 thousand shares of the Company held by the Trust in connection with the stock remuneration system are included in the treasury common shares at the end of the current consolidated fiscal year.

(Note 2) Of the increase in the number of common shares held in treasury, an increase of 28 thousand shares is due to the acquisition by a stock issuance trust, and an increase of 0 thousand shares is due to the purchase of shares less than one unit.

(Note 3) Of the decrease in the number of common shares held in treasury, a decrease of 28 thousand shares is due to the disposal of treasury shares, a decrease of 10 thousand shares is due to the disposal through a stock issuance trust, and a decrease of 0 thousand shares is due to additional purchases of shares less than one unit.

(3) Dividends of surplus

(i) Dividends paid

Resolution	Class of shares	Total amount of dividend (Millions of yen)	Dividend per share (Yen)	Record date	Effective date
Board of Directors on May 13, 2022	Common shares	1,639	70	March 31, 2022	June 8, 2022
Board of Directors on October 31, 2022	Common shares	1,759	75	September 30, 2022	November 29, 2022

(Note) The total amount of dividends declared by the Board of Directors on October 31, 2022 includes the dividend of 1 million yen on the shares of the Company held in the Trust in relation to the stock remuneration system.

(ii) Of the dividends whose record date belongs to the current consolidated fiscal year, dividends that take effect in the following consolidated fiscal year

Resolution	Class of shares	Source of dividend s	Total amount of dividend (Millions of yen)	Dividend per share (Yen)	Record Date	Effective Date
Board of Directors on May 15, 2023	Common shares	Earned surplus	2,111	90	March 31, 2023	June 12, 2023

(Note) The total amount of dividends declared by the Board of Directors on May 15, 2023 includes the dividend of 1 million yen on the shares of the Company held in the Trust in relation to the stock remuneration system.

7. Notes on Financial Instruments

(1) Status of financial instruments

(i) Policy for financial instruments

The Group basically invests its funds in short-term and highly secure financial assets.

In addition, in order to avoid foreign exchange fluctuation risks as described below, the Group uses short-term bank borrowings of funds in foreign currencies and raises its working capital through bank borrowings and the issuance of commercial papers. Derivatives are used to avoid risks described below, and it is our policy not to engage in speculative transactions.

(ii) Contents and risks of financial instruments and risk management system

Trade receivables such as notes and accounts receivable – trade are exposed to customers’ credit risk. In relation to this risk, we manage due dates and balances for each client in accordance with the Debt Administration Rules and the Sales Management Rules of the Group, and periodically monitor the credit status of customers.

Although the trade receivables in foreign currency arising from expansion in business overseas are exposed to the risk of exchange rate fluctuations, the risk of exchange rate fluctuations is avoided by, in principle, taking out bank loan in foreign currency for the position netted with trade payables in foreign currency. For business transactions, the Company’s policy is to use the same currency for purchasing and sales, but in the case of transactions for which the same currency cannot be used, the Company hedges the risk by using forward exchange contracts.

Investment securities are shares in companies with which the Company has a business relationship and are exposed to the risk of fluctuations in market prices. The market prices of these securities are regularly monitored and reported to the Board of Directors.

Long-term deposits are highly secure financial instruments for which the principal amount is paid in full on the maturity date. However, since they are derivatives-embedded deposits and the contract involves the risk of interest rate fluctuations, the Company has a system in place to monitor the market prices on a regular basis.

Accounts payable - trade, which are trade payables, are due within one year. A portion of these accounts are exposed to the risk of foreign exchange rates fluctuations since some of the trade payables are denominated in foreign currency, but they are constantly within the balance of trade payables in the foreign currency.

Short-term loans payable are issued principally to avoid the foreign exchange fluctuation risks mentioned above, and commercial papers are issued to pay accounts payable - trade.

(2) Market value of financial instruments

The table below shows the amounts reported in the consolidated balance sheet, market values and their differences as of March 31, 2023 (the consolidated closing date of the current fiscal year).

The table below does not include shares without market prices (see (Note 2)).

(Millions of yen)

	Account reported in consolidated balance sheet (*)	Market value (*)	Difference
(i) Investment securities	2,977	2,977	-
(ii) Long-term deposit	300	251	(48)
(iii) Derivative transactions	2	2	-

* Items reported as liabilities are shown in parentheses.

(Note 1) Notes for cash are omitted. Also, notes for deposits, notes and accounts receivable - trade, accounts receivable - other, accounts payable - trade, short-term loans payable, accounts payable – other and income taxes payable are omitted because they are settled in a short period of time and their market values are proximate to their book values.

(Note 2) Shares without market price

(Millions of yen)

Category	Amount reported in consolidated balance sheet
Unlisted shares	37
Shares of associates	188
Capital contributions to associates	134
Investments in investment limited partnerships	137

The above-mentioned shares without market prices are not included in “(i) Investment securities”.

(3) Breakdown of financial instruments by market value level

Market value of financial instruments is classified into the following three levels according to the observability and materiality of inputs used for market value measurement.

Level 1 market value: Market value of inputs related to the calculation of observable market values which is subject to the calculation of quoted values of assets or liabilities formed in active markets.

Level 2 market value: Market value calculated using inputs for market value calculation other than Level 1 inputs related to the calculation of observable market value.

Level 3 market value: Market value calculated using inputs from unobservable market value calculations.

In the case where more than one inputs that have a significant impact on the market value are used, the market value is classified to the level to which each of these inputs belongs, with privilege being the lowest in the market value calculation.

(i) Financial instruments recorded on the consolidated balance sheet at market value

Category	Market value (Millions of yen)
	Level 1	Level 2	Level 3	Total
Investment securities
Other securities
Shares	2,977	-	-	2,977
Derivative transactions
Currency	-	2	-	2
Total assets	2,977	2	-	2,979
Derivative transactions
Currency	-	0	-	0
Total liabilities	-	0	-	0

(ii) Financial instruments other than those recorded on the consolidated balance sheet at market value

Category	Market value (Millions of yen)
	Level 1	Level 2	Level 3	Total
Long-term deposit	-	251	-	251
Total assets	-	251	-	251

(Note) Explanation of valuation techniques and inputs used for market value calculation

Investment securities

Listed shares are valued using quoted prices and are classified as Level 1 market value as they are traded in active markets.

Long-term deposit

Long-term deposits are derivative-embedded deposits, and classified as Level 2 market value because their market values are calculated based on the price offered by the counterparty financial institution using observable inputs such as interest rates.

Derivative transactions

The market value of foreign exchange contracts is calculated based on the price quoted by the counterparty financial institution using observable inputs such as exchange rates and interest rates, and thus derivative transactions are classified as Level 2 market value.

8. Notes on Retirement Benefits

(1) Overview of the retirement benefit plans adopted

The Company and its consolidated subsidiaries have a defined benefit corporate pension plan and a defined contribution pension plan in addition to an internally funded lump-sum retirement allowance plan based on the rules and regulations relating to retirement benefits. Certain overseas consolidated subsidiaries have defined benefit plans and calculate the liabilities for retirement benefits and retirement benefit expenses using the simplified method.

(2) Defined benefit plan

(i) Reconciliation of beginning and ending balances of retirement benefit obligations

Beginning balance of retirement benefit obligations	4,904	million yen
Service cost	248
Interest cost	39
Actuarial gains and losses	61
Retirement benefit payments	(263)
Miscellaneous	(1)
Ending balance of retirement benefit obligations	4,987

(ii) Reconciliation of beginning and ending balances of plan assets

Beginning balance of plan assets	4,003	million yen
Expected return on plan assets	50
Actuarial gains and losses	(10)
Contributions from employers	554
Retirement benefit payments	(259)
Ending balance of plan assets	4,338

(iii) Reconciliation of ending balances of retirement benefit obligations and plan assets, and retirement benefit liabilities and retirement benefit assets reported in the consolidated balance sheet

Retirement benefit obligation for funded plans	4,987	million yen
Plan assets	(4,338)
	649
Net liabilities and assets reported in the consolidated balance sheet	649

Retirement benefit liabilities	649
Net liabilities and assets reported in the consolidated balance sheet	649

(iv) Amounts of retirement benefit expenses and components thereof

Service cost	248	million yen
Interest cost	39
Expected return on plan assets	(50)
Actuarial gains and losses recognized in expenses	11
Retirement benefit expenses related to defined benefit plans	249

(v) Remeasurements of defined benefit plans

The breakdown of items recognized as remeasurements of defined benefit plans (before tax effect) is as follows.

Actuarial gains and losses	(61)	million yen

(vi) Accumulated remeasurements of defined benefit plans

The breakdown of items recognized as accumulated remeasurements of defined benefit plans (before tax effects) is as follows.

Unrecognized actuarial gains or losses	97	million yen

(vii) Major components of plan assets

Insurance assets (general account)	100%

(viii) Method of determination of long-term expected return rate

To determine the long-term expected return rate on plan assets, the Company takes into account the current and expected allocation of plan assets and the current and expected long-term return rate from the various assets that comprise the plan assets.

(ix) Actuarial calculation basis

Discount rate	0.82%
Expected long-term return rate	1.25%

(3) Defined benefit plans using the simplified method

(i) Reconciliation of beginning and ending balances of retirement benefit obligations to which the simplified method is applied

Beginning balance of retirement benefit obligations	167 million yen
Service cost	34
Retirement benefit payments	(8)
Contributions to the plan	(3)
Miscellaneous	(0)
Ending balance of retirement benefit obligations	188

(ii) Reconciliation of ending balances of retirement benefit obligations and plan assets, and retirement benefit liability and retirement benefit assets reported in the consolidated balance sheet

Retirement benefit obligation for funded plans	34 million yen
Plan assets	(25)
8
Retirement benefit obligation for unfunded plans	180
Net liabilities and assets reported in the consolidated balance sheet	188

Retirement benefit liabilities	188
Net liabilities and assets reported in the consolidated balance sheet	188

(iii) Retirement benefit expenses

Retirement benefit expenses calculated by the simplified method: 34 million yen

(4) Defined contribution plan

The Company and its consolidated subsidiaries are required to contribute 165 million yen to their defined contribution plans.

9. Notes on Tax Effect Accounting

(1) Breakdown of major causes of deferred tax assets and deferred tax liabilities

(Deferred Tax Assets)

Loss from inventory revaluation	287 million yen
Excess amortization of deferred assets	13
Investment securities	33
Golf membership	43
Accrued enterprise tax	62
Accrued bonus	375
Retirement benefit liabilities	208
Accounts payable denied	260
Commission paid	185
Miscellaneous	682
Subtotal deferred tax assets	2,152
Valuation allowance	(411)
Total deferred tax assets	1,740

(Deferred Tax Liabilities)

Valuation difference on available-for-sale securities	(383)
Retained earnings of foreign subsidiaries	(1,732)
Miscellaneous	(24)
Total deferred tax liabilities	(2,140)
Net deferred tax liabilities	(399)

Note: Of the net deferred tax liabilities, 398 million yen is included in “Deferred tax assets” under Non-current assets in the consolidated balance sheet.

(2) Breakdown of major items that cause significant differences between statutory and effective tax rates and income tax burden after tax effect accounting is applied

The description is omitted since the differences between statutory and effective tax rates and income tax burden after tax effect accounting is applied is not more than 5% of the statutory and effective tax rates.

10. Notes on Revenue Recognition

(1) Disaggregation of revenue from contracts with customers

(Millions of yen)

	Reporting Segment
	Device	Solution	Total
Semiconductor	220,306	-	220,306
Electronic component	65,274	-	65,274
IT devices	-	23,610	23,610
Solutions	-	16,466	16,466
Revenue from contracts with customers	285,580	40,076	325,657
Sales to external customers	285,580	40,076	325,657

(2) Underlying information for understanding revenue

The underlying information for understanding revenue is provided in “1. Notes to Significant Matters Related to the Basis of Preparation of the Consolidated Financial Statements, (4) Accounting policies (iv) Basis for recognition of income and expenses”.

(3) Information to recognize the amount of revenue for the current period and subsequent periods

(i) Balance of contract liabilities

The description of contract liabilities of the Group is omitted because the outstanding balance is immaterial.

In addition, the revenue recognized in the current fiscal year is immaterial based on the performance obligations satisfied in prior periods.

(ii) Transaction price allocated to remaining performance obligations

The description is omitted based on practical convenience because the Group does not have any material contracts with an initial expected term exceeding one year.

11. Notes on Per Share Information

(1) Net assets per share	4,383.09 yen
(2) Net income per share	393.70 yen

(Note) In the calculation of net income per share, the Company’s shares held by the Trust in connection with the stock remuneration system are included in the treasury shares that are deducted in the calculation of the average number of shares outstanding during the period.

Non-Consolidated Statement of Changes in Net Assets

(For the period from April 1, 2022 to March 31, 2023)

(Millions of yen)

	Shareholders’ equity
	Capital stock	Capital surplus
		Capital reserve	Total capital surplus
Balance at beginning of current period	17,690	19,114	19,114
Changes of items during the fiscal year
Dividends of surplus
Net income per share
Purchase of treasury shares
Disposal of treasury shares
Purchase of treasury shares through a stock issuance trust
Disposal of treasury shares through a stock issuance trust
Net changes of items other than shareholders’ equity during the fiscal year
Total changes of items during the fiscal year	-	-	-
Balance at end of current period	17,690	19,114	19,114

	Shareholders’ equity
	Retained earnings
		Other retained earnings
	Retained earnings reserve	Additional reserve	Retained earnings brought forward	Total retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of current period	1,371	19,300	12,014	32,686	(6,534)	62,956
Changes of items during the fiscal year
Dividends of surplus			(3,399)	(3,399)		(3,399)
Net income per share			5,209	5,209		5,209
Purchase of treasury shares					(0)	(0)
Disposal of treasury shares			(53)	(53)	117	63
Purchase of treasury shares through a stock issuance trust					(63)	(63)
Disposal of treasury shares through a stock issuance trust					23	23
Net changes of items other than shareholders’ equity during the fiscal year
Total changes of items during the fiscal year	-	-	1,756	1,756	76	1,832
Balance at end of current period	1,371	19,300	13,771	34,443	(6,458)	64,789

	Valuation difference on available-for-sale securities
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Valuation and translation adjustments	Total net assets
Balance at beginning of current period	1,257	1	1,258	64,214
Changes of items during the fiscal year
Dividends of surplus				(3,399)
Net income per share				5,209
Purchase of treasury shares				(0)
Disposal of treasury shares				63
Purchase of treasury shares through a stock issuance trust				(63)
Disposal of treasury shares through a stock issuance trust				23
Net changes of items other than shareholders’ equity during the fiscal year	186	0	186	186
Total changes of items during the fiscal year	186	0	186	2,019
Balance at end of current period	1,443	1	1,444	66,234

Notes to Non-consolidated Financial Statements

1. Notes on Significant Accounting Policies

(1) Valuation basis and method for assets

(i) Valuation basis and method for securities

Shares of subsidiaries and associates	Moving average cost method

Other securities

Securities other than shares without a market price	Market value method (Valuation differences are reported directly in the net assets, and costs of securities sold are calculated by the moving-average method)
Shares without a market price

Moving average cost method

With respect to equity investments in investment partnerships, the Company adopts a method of incorporating the amount equivalent to equity interests on a net basis based on the financial statements of the most recent account closing date.

(ii) Valuation basis and method for inventories

Merchandise finished goods, and Work in progress	Moving average cost method (Balance sheet values are calculated by the book value devaluation method due to the decline in profitability)

(iii) Valuation basis and method for derivatives (forward exchange contracts)

Derivatives	Market value method

(2) Method of depreciation of depreciable assets

(i) Property, plant and equipment (excluding leased assets)

The declining-balance method is used.

However, the straight-line method is used for buildings (excluding building facilities) acquired on or after April 1, 1998 and building facilities and structures acquired on or after April 1, 2016.

The useful lives are from mainly 8 to 50 years for buildings, and from 5 to 15 years for tools and equipment.

(ii) Intangible assets (excluding leased assets)

The straight-line method is used. Goodwill is amortized over five years.

(iii) Leased assets

Leased assets related to finance leases that do not transfer ownership

The straight-line method, in which the lease period is assumed to be the useful life and the residual value is assumed to be zero, is used.

(3) Translation of foreign currency assets and liabilities into Japanese currency

Monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the spot exchange rate at the end of the fiscal year, and translation differences are recognized as profit or loss. Monetary claims and obligations denominated in foreign currencies that are subject to foreign exchange contracts are translated into the yen amounts of the foreign exchange contracts.

(4) Basis of recognition of provisions

(i) Allowance for doubtful accounts

In order to prepare for losses due to bad debts, the Company has recorded an estimated uncollectible amount based on the actual ratio of bad debts for general receivables, and the collectibility in individual cases for certain receivables (such as doubtful receivables).

(ii) Allowance for investment losses

In order to prepare for losses from investments in associates, the necessary amount is recorded in consideration of the financial position of associates.

(iii) Provision for retirement benefits

In order to prepare for retirement benefits for employees, the amount is recorded based on the estimated amount of retirement benefit obligation and plan assets at the end of the current fiscal year.

A. Method of attributing expected retirement benefits to period

For the calculation of retirement benefit obligations, the method of attributing expected retirement benefits to the period up to the end of the current fiscal year is based on the benefit formula.

B. Method of recoding actuarial gains and losses as expense

Actuarial gains and losses are recorded as expense by the straight-line method over a certain number of years within the average remaining service years of employees (10 years) at the time of recognition in each fiscal year, and allocated proportionately from the following fiscal year.

The treatment of unrecognized actuarial gain/loss in the non-consolidated balance sheet differs from that in the consolidated balance sheet.

(iv) Provision for loss on guarantees

In order to prepare for losses related to the guarantee of obligations provided to subsidiaries, an estimated amount of loss is recorded in consideration of the financial position of the subsidiaries.

(5) Basis for recognition of income and expenses

As a trading company specializing in the device business of selling semiconductors and electronic components and in the solution business of selling IT equipment, the Company sells products to electronic equipment manufacturers and other customers in Japan and overseas, and has the obligation to deliver the products or goods based on the sales agreement with the customers. In both of these businesses, we recognize revenue at the time of delivery of the products or goods to the customer, when the customer has assumed control over the products or goods and our obligation is deemed to have been satisfied.
In principle, transaction prices are calculated based on the consideration promised in a contract with a customer, but a portion of the consideration paid to customers for some transactions in the solutions business is directly deducted from sales.
For transactions conducted as an agent, the transaction price is calculated as the net amount after deducting the amount paid to the supplier from the total consideration received from the customer.
The consideration for the transaction is received within approximately one year after the satisfaction of the performance obligation and does not include significant financial factors.

(6) Hedge accounting method

(i) Hedge accounting methods

Deferred hedge accounting is used. Certain forward exchange contracts are subject to the allotment treatment if they meet the requirements of the allotment treatment.

(ii) Hedging instruments and hedged items

Hedging instrument ......... Forward exchange contract

Hedged item ......... Receivables and payables in foreign currency and scheduled transactions in foreign currency

(iii) Hedging policy

In order to hedge the risks of foreign exchange fluctuations related to transactions in foreign currency, in principle, forward exchange contracts are individually executed when orders are received from customers or placed with suppliers based on the settlement date for each transaction.

(iv) Method of evaluation of hedge effectiveness

Evaluation of effectiveness is omitted for those forward exchange contracts which have corresponding relationship for fluctuations in foreign exchange rates after the conclusion of a forward exchange contracts by allocating forward exchange contracts in the same currency and of the same amount and period to orders received, orders placed, or monetary debts and credits in foreign currencies.

2. Notes on Accounting Estimates

Merchandise and finished goods

(1) Amount recorded in the financial statements for the current fiscal year           23,562 million yen

(2) Information on the contents of significant accounting estimates pertaining to the identified items

These are the same as those presented in the “Notes on Consolidated Financial Statements (Notes on Accounting Estimates)” in the consolidated financial statements.

3. Notes on Changes in Accounting Policies

The Company has applied the “Implementation Guidance on Accounting Standard for Fair Value Measurement” (ASBJ Guidance No. 31, June 17, 2021) effective from the beginning of the current fiscal year, and it has applied the new accounting policy provided for by the Implementation Guidance on Accounting Standard for Fair Value Measurement prospectively in accordance with the transitional measures provided for in paragraph 27-2 of the Implementation Guidance on Accounting Standard for Fair Value Measurement. This does not affect the non-consolidated financial statements for the current fiscal year.

4. Notes on Changes in Presentation Methods

From the current fiscal year, “goodwill” (4 million yen in the previous fiscal year), “telephone subscription rights” (47 million yen in the previous fiscal year) and “leased assets” (0 million yen in the previous fiscal year), which were separately stated as intangible fixed assets in the previous fiscal year, are included in “others” (51 million yen in the current fiscal year) due to their immateriality.

5. Notes on Balance Sheet

(1) Assets provided as collateral and obligations pertaining to collateral

Investment securities	173	million yen

The above assets are provided as collateral for trade payables (4,607 million yen).

(2) Accumulated depreciation of tangible fixed assets	5,646	million yen

(3) Guarantee obligations, etc.

(i) Contingent liabilities outstanding as a result of letters of guarantee for borrowings, etc. from financial institutions of associates and Letter of Awareness of Management

19,557	million yen

(ii) Outstanding joint and several guarantee obligations to suppliers of associates

564	million yen

(iii) Outstanding guarantee obligations to suppliers of associates

4,725	million yen

(4) Monetary claims and obligations to associates

(i) Short-term monetary claims to associates	4,601	million yen
(ii) Short-term financial obligations to associates	40	million yen

6. Notes on Statement of Income

(1) Loss on valuation of inventories included in cost of sales

The ending inventory is the amount after write-downs of book value based on the decline in profitability. As a result of offsetting the reversal of the valuation loss in the previous fiscal year against the valuation loss in the current fiscal year, the cost of sales for the current fiscal year includes the provision of 179 million yen for the loss on valuation of inventories.

(2) Transactions with associates

(i) Sales	20,646	million yen
(ii) Purchase amount	572	million yen
(iii) Other operating transactions	-	million yen
(iv) Transaction volume from transactions other than business transactions	1,523	million yen

7. Notes on Statement of Changes in Shareholders’ Equity, Etc.

Matters regarding the number of treasury shares

Class of shares	Number of shares at beginning of current fiscal year (thousand shares)	Number of shares increased in current fiscal year (thousand shares)	Number of shares decreased in current fiscal year (thousand shares)	Number of shares at end of current fiscal year (thousand shares)
Common shares	1,571	28	38	1,561

(Note 1) 17,000 shares of the Company held by the Trust in connection with the stock remuneration system are included in the treasury common shares at the end of the current fiscal year.

(Note 2) Of increase in the number of common shares in treasury shares, an increase of 28,000 shares is due to the acquisition by a stock issuance trust, and an increase of 0 shares is due to the purchase of shares less than one unit.

(Note 3) Of decrease in the number of common shares in treasury shares, a decrease of 28,000 shares is due to the cancellation of treasury shares, a decrease of 10 shares is due to the disposal of treasury shares through a stock issuance trust, and a decrease of 0 shares is due to the sales of shares less than one unit.

8. Notes on Tax Effect Accounting

(1) Breakdown of major causes of deferred tax assets and deferred tax liabilities

(Deferred Tax Assets)

Loss on valuation of inventory	242	million yen
Excess of depreciation	13
Investment securities	39
Shares in subsidiaries	405
Golf membership	43
Accrued bonuses	350
Provision for retirement benefits	140
Provision for loss on guarantees	483
Allowance for doubtful accounts	2
Other	542
Subtotal deferred tax assets	2,264
Valuation allowance	(973)
Total deferred tax assets	1,290

(Deferred Tax Liabilities)

Valuation difference on available-for-sale securities	(383)
Other	(2)
Total deferred tax liabilities	(386)
Net deferred tax assets	904

(2) Breakdown of major items that cause significant differences between statutory and effective tax rates and income tax burden after tax effect accounting is applied

The description is omitted since the differences between statutory and effective tax rates and income tax burden after tax effect accounting is applied is not more than 5% of the statutory and effective tax rates.

9. Notes on Transactions with Related Parties

Subsidiaries and associates, etc. 子会社及び関連会社等

(million yen)

Type	Name of company, etc.	Location	Capital stock or capital investments	Nature of business or occupation	Ratio of voting rights, etc. holding or held	Relationship with related parties	Transactions	Transaction amount	Account title	Ending balance
Subsidiary	HONG KONG RYOSAN LIMITED	Hong Kong	HKD 5 million	Sale of semiconductors and electronic components	Direct 99% Indirect 1%	Purchase and sale of merchandise Guarantee of debt Concurrent positions of officers	Guarantee of debt (Note 1)	8,465	-	-
Subsidiary	ZHONG LING INTERNATIONAL TRADING(SHANGHAI) CO., LTD.	China	RMB 27 million	Sale of semiconductors and electronic components	Direct 100%	Purchase and sale of merchandise Guarantee of debt Concurrent positions of officers	Guarantee of debt (Note 1)	7,369	-	-
Subsidiary	RYOTAI CORPORATION	Taiwan	NTD 80 million	Sale of semiconductors and electronic components	Direct 100%	Purchase and sale of merchandise Guarantee of debt Concurrent positions of officers	Guarantee of debt (Note 1)	2,973	-	-
Subsidiary	SINGAPORE RYOSAN PRIVATE LIMITED	Singapore	SGD 1 million	Sale of semiconductors and electronic components	Direct 100%	Purchase and sale of merchandise guarantee of debt Concurrent positions of officers	Guarantee of debt (Note 1)	1,245	-	-
Subsidiary	EDAL ELECTRONICS COMPANY LIMITED	Hong Kong	HKD 1 million	Sale of semiconductors and electronic components	Direct 90% Indirect 10%	Guarantee of debt Concurrent positions of officers	Guarantee of debt (Note 1) (Note 2)	2,589	Provision for loss on guarantees	1,579

(Note 1) Guarantees of debt, etc. are provided to financial institutions as lenders, and suppliers. No guarantee fees, etc. related to guarantees of debt, etc. have been received.

(Note 2) The provision for loss on guarantees of 199 million yen was recorded in the current fiscal year.

10. Notes on Revenue Recognition

The underlying information for understanding the revenue is provided in “(5) Recognition of revenue and expenses in 1. Notes on Significant Accounting Policies.”

11. Notes on Per Share Information

(1) Net assets per share	2,825.91 yen
(2) Net income per share	222.34 yen

(Note) In the calculation of net income per share, the Company’s shares held by the Trust in connection with the stock remuneration system are included in the treasury shares that are deducted in the calculation of the average number of shares outstanding during the period.